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EXHIBIT 11
                             NCS HEALTHCARE, INC.
                               AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                Three Months Ended            Nine Months Ended
                                                                                     March 31,                    March 31,
                                                                             ----------------------------------------------------
                                                                               1996            1995        1996              1995
                                                                             ----------------------------------------------------
Net income used in calculation of primary
    earnings per share                                                       $ 1,121          $  524      $  797          $1,290
Add impact of assumed conversion of
   subordinated debentures                                                       123              13         293              13
                                                                             ----------------------------------------------------
Net income used in calculation of fully
   diluted earnings per share                                                $ 1,244          $  537       1,090          $1,303
                                                                             ====================================================

Weighted average common shares outstanding                                     9,544           5,982       7,235           5,762
Net effect of dilutive stock options -- Note A                                   141             947         619             947
                                                                             ----------------------------------------------------
Shares used in calculation of primary earnings
   per share                                                                   9,685           6,929       7,854           6,709
Add impact of assumed conversion of
   subordinated debentures                                                     1,005             116         835              32
                                                                             ----------------------------------------------------
Shares used in calculation of fully diluted
   earnings per share                                                        $10,690          $7,045      $8,689          $6,741
                                                                             ====================================================

Primary net income per share                                                 $  0.12          $ 0.08      $ 0.10          $ 0.19
                                                                             ===================================================
Fully diluted net income per share--Note B                                   $  0.12          $ 0.08      $ 0.13          $ 0.19
                                                                             ===================================================

[FN]
NOTE A --         Stock options granted within a twelve-month period
                  preceding the proposed filing date of the Company's initial public offering are included as if they were outstanding for all periods presented. The dilutive effect of all options outstanding was calculated using the treasury stock method.

NOTE B --         Fully diluted net income per share has not been presented
                  in the Consolidated Statements of Income because the effect is either immaterial or anti-dilutive.


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